Exhibit 10.10

NET SMELTER RETURN ROYALTY AGREEMENT

THIS NET SMELTER RETURN ROYALTY AGREEMENT is made as of the 31st of July, 2023 (the “Execution Date”).

BETWEEN:

2847312 ONTARIO INC. a company existing under the laws of the Province of Ontario and with its registered office at 217 Queen Street West, Floor 4, Toronto ON M4V 0R2, Canada and duly registered under the laws of Argentina before the Public Register of Commerce of the Province of Salta, under file 40209/21, of the Limited Liability Companies book entry 149, with tax identification number CUIT30/71749752/6 and with its legal domicile at Rivadavia 378, 4,400, Province of Salta (“Ontario”)

(the “Payor”)

- and-

NewEra Metal Resources Ltd., a British Company, having its registered address at Manchester House, Grosvenor Hill, Cardigan, Ceredigion, SA43 lHY, United Kingdom (“NEWERA “), together with Mr. Guillermo Wild Ceruzzi, Uruguayan, Uruguayan ID 1,875,826-7, domiciled at Parva Domus 2381, CP11300; Montevideo, Uruguay, Argentine tax id, CUIT 20-60451446-1 (“WILD”) and jointly with NEWERA, the “Royalty Holder”.

WHEREAS the Payor is the recorded and beneficial owner of the Concessions and has agreed to grant a certain net smelter returns royalty to the Royalty Holder on all metals produced from the Concessions and the Parties are therefore desirous of entering into this Agreement;

AND WHEREAS capitalized terms when used in these recitals and not otherwise defined in these recitals shall have the respective meanings set forth in Section l. 1;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties do hereby covenant and agree as follows.

1. GENERAL INTERPRETATION

1.1 Definitions

For the purposes of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person is deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has a corresponding meaning.

”Agreement” means this agreement, including the appendices to this agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof’, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and not to any particular Section or other portion of this agreement.

“Allowable Deductions” means the following, in each case determined without duplication:

(a) all reasonable arm’s length third party costs, charges and expenses incurred in smelting, refining and other treatment of Products;

(b) all costs and expenses of transporting (including licensing and insurance costs) the Product from the mine to the smelter, refiner or other party taking delivery of the Product;

(c) all costs or expenses incurred with respect to insurance, sampling and assay costs and umpire assay costs for the Product to be refined;

(d) all non -recoverable governmental royalties or other surcharges imposed on or in connection with the mining of the Product;

(e) all non- recoverable export, sales and value added taxes and government royalties imposed on or in connection with the sale of the Product;

(f) all fair market brokerage commissions and other reasonable costs of marketing and selling the Product; and

(g) all penalties, charges, deductions and/or discounts related to yellowcake product impurities.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in Toronto, Ontario and Mendoza, Argentina.

“Concessions” means those mining tenements that are more particularly set out on Schedule A and any concessions granted, renewals thereof from time to time that the Payor may hold, and any and all licenses, mining rights or claims which may be granted in lieu of or in renewal of the whole or any part of, or which relate to the same ground as, the mining tenements in Schedule A.

“Confidential Arbitration Information” has the meaning set forth in Section 6.3.

“Gross Revenues” in any calendar quarter means the aggregate of the following amounts during such calendar quarter from the sale of Products produced during commercial production from the Concessions;

(a)  if the Product is yellow cake and such product is sold by the Payor to any person who is dealing at arm’s length with the Payor, the actual gross proceeds of disposition of such yellow cake received by the Payor in such period;

(b)  if the Product is other than yellow cake and is sold by the Payor to any person who is dealing at arm’s length with the Payor, the actual gross proceeds paid by the smelter, refiner or other purchaser in such period; and

(c)  for all Products where the Product is sold by the Payor in such period to any person who is not dealing at arm’s length with the Payor the greater of; (i) the actual gross proceeds of disposition received or receivable for such Product; and (ii) the fair market value of such Product.

In the case of sales of Products pursuant to the terms of any Trading Contract, the revenues shall be calculated based on the market price of such Products on the date of such sale or other disposition, not the sale price under the Trading Contract. If there is an insurable loss of or damage to Products, whether or not occurring on the Concessions and whether the Products are in possession of the Payor or its Affiliates or otherwise, then the Gross Revenues will be equal to the sum of the insurance proceeds actually paid to the Payor or its Affiliates in respect of such loss or damage.

“Information” has the meaning set forth in Section 0.

“Metal-bearing products” mean ore, other than uranium, metal-bearing mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, metal concentrates or metal compounds upgraded, beneficiated, or refined further than yellowcake.

“Net Smelter Return” for a calendar quarter means an amount equal to the Gross Revenues for the applicable calendar quarter less Allowable Deductions for the applicable calendar quarter.

“Other Mineral Products” means any and all economic marketable material, in whatever form or state, produced from the Concessions, other than Uranium-Bearing Products.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.

“Payment Date” for a Royalty in respect of a calendar quarter means the 30th day following the last day of such calendar quarter.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Products” means Uranium-bearing Products and Other recoverable Mineral or metal-bearing Products. Products shall not include any material mined and removed from the Concessions for use by the Payor for roads, foundations, concrete or other construction or industrial uses relating to the Concessions or material that is processed that did not originate from the Concessions, and shall not include any material that is not recovered for commercial sale from ores extracted from the Concessions including, without limitation, reasonable quantities of Products which are not sold but which are used for assaying, treatment, amenability, metallurgical, test work or piloting.

“Repurchase Date” has the meaning set forth in Section 2.5.

“Repurchase Payment” has the meaning set forth in Section 2.5.

“Royalty” means the net smelter returns royalty to be paid pursuant to this Agreement, calculated in accordance with Section 2.

“Royalty Percentage” means 1.0 % of the Net Smelter Returns in respect of the Concessions; if the Payor exercises the Royalty Repurchase Option, the Royalty Percentage shall mean 1.0% of the Net Smelter returns in respect of the Concessions.

“Royalty Repurchase Option” has the meaning set forth in Section 2.5.

“Third Party” means, in relation to any party, a Person with whom such party deals at arm’s length.

“Trading Activities” means any and all price hedging and price protection activities undertaken by the Payor or its Affiliates with respect to any Products, raw materials, interest rates or currency exchanges including without limitation, any stream agreements, forward sale and/or purchase contracts, spot-deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges, but excluding refining and smelting contracts, and “Trading Contracts” means the agreements, contracts, instruments, confirmations and other arrangements relating to the Trading Activities but excluding refining and smelting contracts.

“Uranium Bearing Products” mean uranium ore, uranium-bearing mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, uranium concentrates in the form commonly known as “yellowcake” or uranium compounds upgraded, beneficiated, or refined further than yellowcake.

“US Dollars” means the lawful currency of the United States.

1.2 Interpretation

In this Agreement the following rules of interpretation apply unless the contrary intention appears:

(i) headings are for convenience only and do not affect the interpretation of this Agreement;

(ii) the singular includes the plural and vice versa;

(iii) words of any gender include all genders;

(iv)  other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(v) the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as nor are intended to be interpreted as words of limitation;

(vi) a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(vii) a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Agreement;

(viii) a Party includes its successors and permitted assigns;

(ix) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(x) a reference to an agreement other than this Agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(xi) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(xii) when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day and in determining the time of day where relevant to this Agreement, the relevant time of day is, for the purposes of giving or receiving notices, the time of day where a Party receiving a notice is located or for any other purpose under this Agreement, the time of day in the place where the Party required to perform an obligation is located;

(xiii) no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it; and

(xiv) a reference to$ is to USD unless otherwise specifically provided for to the contrary herein.

2. CALCULATION AND PAYMENT OF NET SMELTER RETURNS

2.1 Calculation

Subject to Section 2.5, to calculate the amount of the Royalty payable to the Royalty Holder hereunder in respect of any applicable calendar quarter, the Payor shall multiply the Net Smelter Returns by the Royalty Percentage for such calendar quarter.

2.2 Payments

The amount of the Royalty payment due to the Royalty Holder hereunder in respect of any calendar quarter shall be paid to the Royalty Holder on the Payment Date by the delivery to the Royalty Holder of a certified cheque, bank draft or electronic wire transfer of immediately available funds, in each case in the appropriate amount. All such payments shall be made in US Dollars and shall be made subject to withholding or deduction in respect of the Royalty for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any government having power and jurisdiction to tax and for which an owner may be obligated by Law to withhold or deduct and remit to the relevant taxation authorities.

At the time each Royalty payment is made, the Payor shall deliver to the Royalty Holder a statement setting forth in summary form the manner in which such payment was determined. Upon the reasonable request of the Royalty Holder, the Payor shall provide the Royalty Holder with copies of all relevant data relating to the Royalty calculation.

2.3 Impact of Trading Activities

Any Trading Activities engaged in by the Payor or its Affiliates in respect of Products produced from the Concessions, and the profits and losses generated thereby, shall not, in any manner, be taken into account in the calculation of Gross Revenues or Royalty payment amounts due to the Royalty Holder hereunder, whether in connection with the determination of price, the date of sale, the date any Royalty payment is due or in any other respect. The Royalty Holder acknowledges that the Payor and its Affiliates engaging in Trading Activities may result in the Payor and its Affiliates realizing, from time to time, greater or lesser profit for the Products than does the Royalty Holder. The quantum of the Royalty payments to be made hereunder in respect of sales pursuant to Trading Contracts shall be established by the market price of the Products on the date of sale or other disposition. The Royalty Holder shall not be obligated to share in any losses generated by any such Trading Activities with respect to any Products.

2.4 Currency Conversion

For the purposes of determining the amount of a Royalty payment required to be made to the Royalty Holder, where applicable, all receipts and disbursements in a non-United States currency will be converted into United States Dollars on the basis of the rate of exchange as reported by the Bank of Canada on the website, https://www.bankofcanada.ca/rates/exchange/ on the last Business Day prior to the date of such receipt or disbursement, as the case may be.

2.5 Buy Back Right

Commencing as at the Execution Date, the Royalty Payor will have the exclusive and irrevocable one-time right and option (the “Royalty Repurchase Option”) to purchase 1% (one per cent) of the Royalty from the Royalty Holder by making a payment in cash by wire transfer to the Royalty Holder in the amount of US$400,000 (the “Repurchase Payment”) If the Royalty Payor elects to exercise the Royalty Repurchase Option, the Royalty Payor must provide to the Holder a minimum of 15 days prior written notice, specifying the date that the repurchase is to occur (the “Repurchase Date”). Upon receipt of the Repurchase Payment on the Repurchase Date, without set-off or deduction, the Royalty Holder must convey and surrender 1% of the Royalty to the Royalty Payor by way of a mutually agreeable deed in recordable form, and such conveyance will be made free and clear of all Encumbrances arising by, through or under the Royalty Holder. Any such conveyance and surrender will be effective on the date that payment is made.

3. ACCOUNTING MATTERS

3.1 Accounting Principles

All calculations and computations relating to the Royalty payments to be made to the Royalty Holder hereunder shall be carried out on a consistent basis in accordance with Argentine generally accepted accounting principles to the extent that such principles are not inconsistent with the provisions of this Agreement. In the event of any inconsistency between such accounting principles and the provisions of this Agreement, the latter shall prevail.

3.2 Books and Records/Audit

The Payor will cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of the Royalty payments payable to the Royalty Holder hereunder. Upon not less than ten Business Days prior written request from the Royalty Holder, duly authorized representatives of the Royalty Holder (which may include representatives of the Royalty Holder’s auditors) shall be entitled, at the Royalty Holder’s cost and expense (subject as hereinafter provided), not more frequently than semi-annually, to inspect and audit such books of account, records and supporting materials for the purposes of confirming any information contained in a statement delivered to the Royalty Holder pursuant to Section O above or otherwise confirming the rights and obligations of the Royalty Holder and the Payor hereunder. If the Royalty Holder has disputed a Royalty payment and the dispute has been either agreed upon or resolved in favour of the Royalty Holder, for the next following year, the Royalty Holder’s inspection and audit rights shall be permitted not more frequently than once every calendar quarter. Notwithstanding the foregoing, the Payor shall pay the Royalty Holder’s costs and expenses of such investigation and audit if a deficiency of five percent (5%) or more of the amount due is determined to exist. The Royalty Holder shall have the right at its own cost and expense to make copies of or take extracts from such documents, excluding any contracts that are subject to confidentiality agreements (which contracts will be available for inspection only in the offices of the Payor), provided such copies and extracts are maintained as confidential by the Royalty Holder on the basis set forth in Section 7 below.

3.3 Final Determination

Any payment made hereunder shall be considered final and in full satisfaction of all obligations of the Payor hereunder in respect of that payment unless within 60 days after the receipt by the Royalty Holder of a statement prepared in compliance with Section O above that relates to such payment, as applicable, the Royalty Holder provides written notice of its objection to the Payor. In the event that a dispute arises that cannot be resolved by the mutual agreement of the Royalty Holder and the Payor within 90 days after such notice of objection to the Payor, either Party may elect to have the dispute arbitrated in accordance with Section 6 below.

4. GENERAL ROYALTY MATTERS

4.1 No Obligation to Mine; Good Standing

The Payor shall have sole discretion to determine the extent of its mining of the Concessions and the time or the times for beginning, continuing or resuming mining operations with respect thereto. The Payor shall have no obligation hereunder to the Royalty Holder or otherwise to mine any of the Concessions.

4.2 Commingling

The Payor shall have the right to stockpile and to commingle ore, concentrates, minerals and other material mined and removed from the Concessions from which Products are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that the Payor shall calculate from representative samples the average grade thereof and shall take other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Payor may use any procedures accepted in the mining and metallurgical industry which it believes, acting on commercially reasonable terms, to be suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used, acting on commercially reasonable terms, by the Payor to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material.

4.3 Tailings/Waste

All tailings or waste material shall be the property of the Payor and the Payor shall have no obligation to process or extract substances therefrom, and no such tailings or waste shall be subject to the Royalty. If tailings or waste materials are reprocessed in the future, the products therefrom shall be subject to the Royalty.

5. INTEREST IN LAND

5.1 Royalty as an Interest in the Concessions

It is the express intention of the Parties to this Agreement that the obligations hereof shall constitute an interest in the Concessions which shall run with the land and bind successors in title to the Concessions, all of which shall be binding upon successors in title to the Concessions, including any other form of tenure in respect thereof. Notwithstanding any other provision of this Agreement, the Royalty Holder may cause, at its own expense, the due registration or recording of notice of this Agreement against the title to any and all of the Concessions in such form as may reasonably be required or requested by the Royalty Holder and the Payor covenants and agrees that it shall co-operate with each such registration and recording and shall provide its written consent or the execution under the signature of its corporate officers of any documents or things reasonably necessary or advisable to accomplish such registration or recording in order to ensure that any successor, or any interest therein or any other form of tenure in respect thereof, shall have public notice of this Agreement, the terms of this Agreement and the Royalty Holder’s interest in the Concessions.

6. ARBITRATION

6.1 Binding Arbitration.

The Parties agree that, except if Argentine law compels the Parties to bring a dispute before the Argentine courts as the case may be and except as otherwise specifically provided in this Agreement or expressly otherwise agreed to by the Parties, all disputes arising in connection with this Agreement shall be finally settled by binding arbitration administered by the Centro Empresarial de Mediaci6n y Arbitraje (Asociaci6n Civil) in accordance with its Rules of Arbitration.

Each Party hereby undertakes to keep any dispute (and any proceedings relating thereto) confidential and shall not disclose to any person, other than those necessary to the proceedings, the existence of the arbitration, any information submitted during the arbitration, any document submitted in connection with it, any oral submissions or testimony, transcripts, or any award, unless such disclosure is required by law or necessary for permissible court proceedings, such as proceedings to recognize or enforce any award.

To enforce an arbitral award granted under the provisions of this Section, to undertake preparatory diligences and to request precautionary measures or of any other type, the Parties submit to the ordinary courts of the City of Buenos Aires, expressly waiving any other forum or jurisdiction that may correspond.

6.2 Costs of the Arbitration

Unless the Parties agree otherwise, the arbitrators shall determine which portion of the costs and expenses incurred in any such proceeding shall be borne by each Party participating in such arbitration.

6.3 Confidentiality of Proceedings

The Parties undertake as a general principle to keep confidential all information concerning the existence of the arbitration, all awards in the arbitration, all materials in the proceedings created or used for the purpose of the arbitration, and all materials and information produced during the arbitration (the “Confidential Arbitration Information”) and not in the public domain, save and to the extent that disclosure may be required of a Party by legal duty or stock exchange requirement or to enforce an award in bona fide legal proceedings before a competent court.

7. CONFIDENTIALITY/PUBLIC DISCLOSURE

7.1 Confidentiality

Subject to the next sentence, all information concerning the Concessions or the Payor which is made available to the Royalty Holder or its agents or representatives from time to time, whether before or after the date of this Agreement, which has not previously been disclosed to the public by the Payor or its Affiliates or representatives (the “Information”) shall be maintained by the Royalty Holder and its representatives and agents on a strictly confidential basis and, except and to the extent otherwise required by Applicable Law and except as otherwise provided herein, shall not be disclosed to any third party and shall not be used by the Royalty Holder or its agents or representatives for any purpose whatsoever other than for the purposes of the arrangements contemplated herein.

Notwithstanding the foregoing, (i) the Royalty Holder may disclose the Information to prospective purchasers of the Royalty Holder’s right to receive the Royalty, provided that each such prospective purchaser first agrees in writing to hold such Information confidential and to use it exclusively for the purpose of evaluating its interest in purchasing such Royalty Holder right; and (ii) the Payor agrees to provide to the Royalty Holder, and agrees that the Royalty Holder may disclose, all such Information as the Royalty Holder, acting reasonably, determines is necessary or desirable to fulfil the Royalty Holder’s disclosure obligations under applicable securities laws or stock exchange rules or policies.

Furthermore, each Party agrees that if such Party or its affiliate is required to file this Agreement under applicable securities legislation, the Party which has the filing or disclosure requirement shall, prior to filing or disclosing this Agreement, consult with the other Party to redact any commercially sensitive information contained in this Agreement to the maximum extent permitted by law, and such disclosing or filing Party shall give reasonable consideration to the comments of the other Party.

7.2 Public Announcements

Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party, neither Party shall make any public announcement or disclosure regarding this Agreement or the transactions contemplated by this Agreement. Consent shall not be required for subsequent public announcements or disclosures that have already received the consent of the other Party.

8. GENERAL CONTRACT PROVISIONS

8.1 Assignment by Royalty Holder

The Royalty Holder may be entitled to assign or transfer this Agreement or all or any of its rights or obligations hereunder; provided however, that no such assignment or transfer shall be effective unless: (i) the Royalty Holder delivers to the Payor a certified copy of the instrument evidencing the change in the ownership in the Royalty; and (ii) the transferee has executed and delivered to the Payor (in from and content acceptable to the Payor, acting reasonably) an instrument pursuant to which the transferee agrees to be bound by the terms hereof together with the transferor Royalty Holder and by all of the liabilities and obligations of the transferor Royalty Holder together with the transferor Royalty Holder hereunder in the same manner and to the same extent as though the transferee was an original party hereto.

8.2 Assignment by Payor

(a) The Payor may not transfer, sell, assign or otherwise dispose of all or any portion of its interest in the Concessions until the acquirer of such interest has delivered to the Royalty Holder, an agreement in which the acquirer agrees to be bound, as the Payor with respect to the acquired interest, by all of the terms and conditions of this Agreement;

(b) The Payor may assign, transfer or otherwise convey this Agreement in its entirety in connection with (and only in connection with) any assignment or conveyance of the Concessions, whether directly or indirectly, without the prior written consent of the Royalty Holder.

(c) The Payor may, at any time and from time to time, transfer or otherwise convey all (but not less than all) of its rights and obligations under this Agreement in connection with the amalgamation, combination, merger, or similar transaction between the Payor and one or more of its Affiliates without the prior written consent of the Royalty Holder; provided, however, that no such transfer or conveyance shall be effective unless: (i) within a period of two Business Days after such transfer or conveyance, the Payor delivers to the Royalty Holder a certified copy of the instrument evidencing the amalgamation, combination, merger or similar transaction between the Payor and one or more of its Affiliates that results in a change in the ownership in the Concessions; and (ii) the transferee has executed and delivered to the Royalty Holder within a period of two Business Days after such transfer or conveyance an instrument pursuant to which the transferee agrees to be bound by the terms hereof and by all of the liabilities and obligations of the transferor hereunder in the same manner and to the same extent as though the transferee was an original party hereto.

8.3 Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties, and, where the context so permits, their respective successors and permitted assigns.

8.4 Notice

All notices, requests, demands or other communications which by the terms hereof are permitted or required to be given by any Party to the other parties shall be given in writing by personal delivery or by email, addressed to such other Party or delivered to such other Party as follows:

to the Royalty Holder at:

NewEra Metal Resources Ltd

Bouchard 680, 12th floor,

Cl060 ABO, City of Buenos Aires

Attention: Martin Jackson

Email: martin.jackson@newera-metal.com

to the Royalty Payor at:

2847312 Ontario Inc.
217 Queen Street West, 4th Floor
Toronto, Ontario, MSV 0R2

Attention: Philip Williams

Email: Philip Williams pwilliams@consolidateduranium.com

or at such other addresses and to such other Person that may be given by any of them to the others in writing from time to time on 10 days’ prior written notice and such notices, requests, demands or other communications shall be deemed to have been received when delivered.

8.5 Time of Essence

Time shall be of the essence of this Agreement in all respects.

8.6 Further Assurances

Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

8.7 No Implied Covenants

The Parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of production royalties or any other matters provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set out and provided for in this Agreement.

8.8 Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement.

8.9 Amendment

No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

8.10 Waiver

A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.11 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.12 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Argentina.

8.13 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission or other means of electronic transmission (including PDF) and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party

IN WITNESS WHEREOF the Parties have executed these presents as of the date and year first above written.

2847312 ONTARIO INC.		NEW ERA METAL RESOURCES LTD

/s/ Carlos Saravia Frias		/s/ Martin Jackson
Name:	CARLOS SARAVIA FRIAS	Name:	MARTIN JACKSON
Title:	Legal Representative	Title:	Director

/s/ Guillermo Wild Ceruzzi
Mr. Guillermo Wild Ceruzzi

SCHEDULE “A”
DESCRIPTION OF TENEMENTS

1) File N° 08986266-C-2022 (1,856 ha)

Statement of Discovery filed on December 13, 2022 for the following area:

PROJECTION	Vertice	E	N
Campo Inchauspe 69 Faja 2	1	2446000.00	6043000.00
Campo Inchauspe 69 Faja 2	2	2446000.00	6041000.00
Campo Inchauspe 69 Faja 2	3	2449000.00	6041000.00
Campo Inchauspe 69 Faja 2	4	2449000.00	6040000.00
Campo Inchauspe 69 Faja 2	5	2454104.31	6040000.00
Campo Inchauspe 69 Faja 2	6	2454104.31	6042320.74

2) File N° 08987498-C-2022 (496 ha)

Statement of Discovery filed on December 13, 2022 for the following area:

PROJECTION	Vertice	E	N
Campo Inchauspe 69 Faja 2	1	2446600.00	6035446.00
Campo Inchauspe 69 Faja 2	2	2449800.00	6035446.00
Campo Inchauspe 69 Faja 2	3	2449800.00	6033895.00
Campo Inchauspe 69 Faja 2	4	2446600.00	6033895.00